Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Xcel Energy Inc. on Form S-8 (Nos. 333-48604, 333-104507, and 333-132418) of our reports dated June 28, 2006, appearing in this Annual Report on Form 11-K of the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and New Century Energies, Inc. Employee Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 28, 2006